Exhibit 99.7

BUILDING ON A GLOBAL POWERHOUSE IN SNACKS, CONFECTIONERY AND QUICK MEALS

Frequently Asked Questions:

Q1	What is being announced today?

Today, we announced publicly that we sent a letter to the Board of Directors of Cadbury plc to discuss the possibility of acquiring the company. In terms of process, it’s still very early days, but our goal is to be able to negotiate with Cadbury plc to reach a deal.

Q2	Why are we interested in Cadbury plc?

We’ve all been working hard over the last several years to build the new Kraft Foods. Thanks to you, we’re now ready to take the next step. By adding Cadbury plc’s fast-growing brands and broad geographic footprint to our portfolio, we can reach our goal of becoming a top-tier company even more quickly. It’s not to say we can’t get there on our own, but we expect that combining with Cadbury plc can get us there faster; enhancing our worldwide scale, scope, and resources to continue to build on our position as a global powerhouse in snacks, confectionery and quick meals for the benefit of all of our stakeholders.

We believe this proposed transaction would enable us to bring our brands to more consumers around the world. As we see it, it’s a real win-win situation. Good for us. Good for them. Good for our consumers and good for our shareholders.

Q3	What will change for Kraft Foods employees as a result?

At this stage, absolutely nothing. We are in the very early stages. We all need to stay focused on our business and deliver on our current commitments. When there’s news to share, we’ll let you know as quickly as possible.

Q4	Will there be any job losses here at Kraft Foods?

This proposed transaction makes sense because the two companies fit together so well. The focus of this deal is growth – it’s about growing brands on a global basis. That said, of course, we do expect some cost synergies from the deal. However, we believe this proposed deal, if completed, would lead to increased opportunities for talented employees and managers of both companies around the world.

Q5	How will this impact our overall financial performance and what will be the impact on employee compensation and benefits?

Long-term, we believe this proposed transaction is going to benefit our performance by helping us become a higher-growth, higher-margin company. Should the combination with Cadbury plc be completed, we would expect to revise our long-term growth targets to 5+% for revenue and 9-11% for earnings per share, from our previously announced 4+% and 7-9% respectively. As for employee compensation and benefits, at this stage we don’t expect any changes as a direct result of this proposed transaction.

Q6	Can you describe Cadbury plc and their culture? Will it be challenging to bring our companies together?

Cadbury plc is a company with a proud heritage and history, just like ours. Cadbury plc was founded back in the early 1800s in Birmingham, UK. Today, they have around $9 billion in revenues and operate in over 60 countries. They’re in three major categories: chocolate, gum and candy.

We may be a U.S. company and Cadbury plc may be a UK company, but we have many of the same roots. In learning more about the history of Cadbury plc’s founder, John Cadbury, we realized that there are many similarities with our own founder, J. L. Kraft. Both were hard working family men who believed in quality, technical innovation, marketing savvy and building great brands.

Sustainable sourcing is another area we have in common. We are both committed to working with NGOs and business partners throughout our supply chains to improve the lives and environments of those who grow the crops we depend on. Like us, Cadbury plc operates with strong values and a commitment to social responsibility.

These similarities, along with our record of successfully integrating and growing multinational businesses involving iconic brands, such as our most recent acquisition of the French biscuit company LU in 2007, makes us optimistic that we’ll be able to work well together given the chance.

Q7	What should we tell our customers, suppliers, and other important people we work with on a daily basis?

It is important to let our customers, suppliers and others know that we are as focused as ever on delivering our 2009 commitments and doing what we do best – making, marketing and selling delicious products that consumers love.

Q8	What are the next steps? How long will this process take?

Remember, at this point, we have made no formal offer yet and there is no guarantee that we will make one. Cadbury plc’s Board rejected our proposal and we made our proposal public as a means to encourage constructive dialogue. We have asked the Board of Cadbury plc to reconsider our proposal with the hope of reaching an agreement. The timing will depend on a number of factors and we will make a further announcement when appropriate.

Nothing in this document is intended to be a profit forecast and the statements in this document should not be interpreted to mean that the earnings per Kraft Foods share for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements regarding our possible offer to combine with Cadbury plc. Such statements include statements about the benefits of the proposed combination, expected future earnings, revenues and cost savings and other such items, based on our plans, estimates and projections. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors include, but are not limited to, the possibility that the possible offer will not be pursued and the risk factors set forth in our filings with the US Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this document except as required by applicable law or regulation.

ADDITIONAL US-RELATED INFORMATION

This document is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Cadbury plc or Kraft Foods. Subject to future developments, Kraft Foods may file a registration statement and/or tender offer documents with the SEC in connection with the proposed combination. Cadbury plc shareholders should read those filings, and any other filings made by Kraft Foods with the SEC in connection with the proposed combination, as they will contain important information. Those documents, if and when filed, as well as Kraft Foods’ other public filings with the SEC may be obtained without charge at the SEC’s website at www.sec.gov and at Kraft Foods’ website at www.kraftfoodscompany.com.

RESPONSIBILITY STATEMENT

The directors of Kraft Foods each accept responsibility for the information contained in this document, save that the only responsibility accepted by them in respect of information in this document related to Cadbury plc or the Cadbury Group (which has been compiled from public sources) is to ensure that such information has been correctly and fairly reproduced and presented. Subject as aforesaid, to the best of the knowledge and belief of the directors of Kraft Foods (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of that information.